Exhibit 10.3

 AGREEMENT

This Agreement (the “Agreement”) is entered into and is effective as of December 11, 2018 by and between Berkshire Hills Bancorp, Inc., a Delaware corporation (“Buyer”), Berkshire Bank, a wholly-owned subsidiary of Buyer, SI Financial Group, Inc. (“Seller”), a Maryland corporation, Savings Institute Bank and Trust Company (“Seller Bank”), a wholly-owned subsidiary of Seller, and Laurie L. Gervais (the “Executive”).

WHEREAS, the Executive, Seller and Seller Bank are parties to an amended and restated change in control agreement effective as of September 23, 2015 (the “CIC Agreement”); and

WHEREAS, Buyer and Seller are entering into an Agreement and Plan of Merger as of the date hereof (the “Merger Agreement”), pursuant to which Seller will be merged into Buyer (the “Merger”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and

WHEREAS, the parties desire to implement measures to prevent any payments or benefits under the CIC Agreement from constituting an excess parachute payment, as such term is defined under Section 280G of the IRC; and

WHEREAS, the parties desire to set forth the parties’ agreement to certain entitlements and continuing obligations in connection with the Executive’s termination of employment with Seller and Seller Bank upon completion of the Merger.

THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, Buyer, Seller, Seller Bank and the Executive hereby agree as follows:

Section 1. 2018 Actions.

(a)       The Executive agrees to exercise all of her vested Company Stock Options prior to January 1, 2019, and Seller agrees to take all actions necessary to facilitate the exercise of the Executive’s Company Stock Options, including, if requested by the Executive, amending the Executive’s option award agreements to permit a net settlement to satisfy the exercise price and applicable tax withholding.

(b)       The Executive agrees to dispose of all shares of Company Common Stock acquired pursuant Section 1(a) of this Agreement upon exercise of incentive stock options. Such disposition shall occur prior to January 1, 2019.

(c)       The Executive agrees that the compensation income resulting from the exercise of vested stock options and the disposition of shares of Company Common Stock acquired upon such exercise pursuant to this Section 1 will be excluded from the calculation of severance or other benefits payable to the Executive, including the Executive’s cash severance payment under the CIC Agreement, the allocation of shares under the Company ESOP, and benefits payable under the Supplemental Executive Retirement Plan between Seller Bank and the Executive.

Section 2. Cutback of Parachute Payments.

If any payment or benefit that the Executive would receive from Seller or Seller Bank, or any affiliate or successor thereto, in connection with the Merger (collectively referred to as the “Change in Control Benefits”) would (i) constitute a “parachute payment” under Section 280G of the IRC and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the IRC, then such Change in Control Benefits shall be reduced to an amount, the value of which is $1.00 less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with Section 280G of the IRC. In the event a reduction in payments or benefits constituting “parachute payments” is necessary, reduction shall occur in the following order: (1) reduction of the cash payments due under the CIC Agreement; (2) reduction of the Supplemental Stock Ownership Benefit payable pursuant to Section 4.02 of Seller Bank’s Amended and Restated Supplemental Executive Retirement Plan; and (3) reduction of other benefits paid to the Executive.

Section 3. Consulting.

(a)       The parties agree that the Closing Date shall be the last day of the Executive’s employment with Seller and Seller Bank (the “Termination Date”) and that the Executive’s service as the Executive Vice President, Chief Operating Officer of Seller and Seller Bank shall terminate as of the Termination Date. Effective as of the Termination Date, the Executive shall resign from all positions she holds as an officer, director, benefit plan trustee or otherwise with respect to Seller and Seller Bank or any of their subsidiaries. It is intended that the Termination Date shall constitute the Executive’s “separation from service” from Seller and Seller Bank within the meaning of Section 409A of the IRC and the regulations promulgated thereunder (“Section 409A”). The Executive’s termination of employment shall be treated as a voluntary termination of her employment for Good Reason in accordance with Section 2(a) of the CIC Agreement.

(b)       For the period beginning on the day following the Termination Date and expiring on the date that is six (6) months following the Termination Date, or at Buyer’s discretion, an earlier date upon completion of the data processing system from Seller Bank to Berkshire Bank’s platform (the “Consulting Period”), the Executive shall provide the following services to Buyer (the “Services”):

(i)       The Executive shall provide services and advice regarding the integration and transition planning and implementation related to the Merger; and

(ii)       The Executive shall provide such other services as may be reasonably requested by Buyer from time to time.

Notwithstanding the foregoing, the Executive shall not be required to provide the Services for more than thirty-two (32) hours per month during any part of the Consulting Period. It is the intent of the parties that the Services shall not exceed twenty percent (20%) of the average level of services that Executive performed during the three (3) year period prior to the Termination Date.

(c)       The Executive shall devote such time and attention to her duties hereunder as is reasonably required to provide consulting services to Berkshire Bank pursuant to this Agreement. The times during which, and the locations at which, the Executive shall perform her services hereunder shall be subject to the mutual agreement of the Executive and Berkshire Bank. In all matters relating to the Services, the Executive shall be acting as an independent contractor. The Executive shall not be the agent or employee of Buyer or Berkshire Bank under the meaning or application of any federal or state laws, including but not limited to unemployment insurance or worker’s compensation laws. The Executive will be solely responsible for all income, business or other taxes imposed on her and payable as a result of the fees paid for the Services. The Executive shall not sign any agreement or make any commitments on behalf of Buyer or Berkshire Bank, or bind Buyer or Berkshire Bank in any way.

(d)       During the Consulting Period, Berkshire Bank will pay to the Executive, on the first day of each month for services rendered hereunder for the prior month, an amount equal to $5,450.00 in exchange for (i) Executive making herself available for up to thirty-two (32) hours per month, reportable on a Form 1099-MISC annually, regardless of whether the actual time devoted to consulting services at the request of Berkshire Bank is less than thirty-two (32) hours per month.

Section 4. Non-Competition and Non-Solicitation.

(a)       During the period beginning on the day following the Termination Date and expiring on the date that is one year following the Termination Date (the “Restricted Period”), the Executive agrees not to solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of Berkshire Bank, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any firm, corporation, entity or enterprise that competes with the business of Berkshire Bank, or any of their direct or indirect subsidiaries or affiliates. In addition, the Executive agrees, during the Restricted Period, not to become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity owner or stockholder, partner or trustee of any savings association, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other financial services entity or business that competes with the business of Berkshire Hills Bancorp, Inc., Berkshire Bank or its affiliates.

(b)       During the Restricted Period, Berkshire Bank will pay to the Executive, on the first day of each month, an amount equal to $8,333.33, for a total of $100,000 over twelve months, reportable on a Form 1099-MISC annually.

Section 5. Miscellaneous.

(a)       Successors. The terms of this Agreement shall be binding upon all parties hereto and their respective heirs, successors, and assigns.

(b)       Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. The Executive acknowledges that the Executive has carefully read the foregoing, has had sufficient opportunity to review this Agreement with legal counsel of the Executive’s own choosing, knows and understands this Agreement’s contents, and freely and independently signs this Agreement. No inducements, representations, or agreements have been made or relied upon to make this Agreement except as stated in this Agreement.

(c)       Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of laws thereof.

(d)       Statutory Changes. All references to sections of the IRC shall be deemed also to refer to any successor provisions to such sections.

(e)       Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(f)       No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of the Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise.

(g)       Counterparts. This Agreement may be signed in counterparts, and all of the counterpart copies shall be treated as a single agreement.

Section 6. Effectiveness.

In the event the Merger Agreement is terminated for any reason prior to the closing of the Merger, this Agreement shall be of no further force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

EXECUTIVE

/s/ Laurie L. Gervais

BERKSHIRE HILLS BANCORP, INC.

By:	/s/ Richard M. Marotta

Print Name:	Richard M. Marotta, President and CEO

BERKSHIRE BANK

By:	/s/ Richard M. Marotta

Print Name:	Richard M. Marotta, CEO

SI FINANCIAL GROUP, INC.

By:	/s/ Rheo A. Brouillard

Print Name:	Rheo A. Brouillard

SAVINGS INSTITUTE BANK AND TRUST COMPANY

By:	/s/ Rheo A. Brouillard

Print Name:	Rheo A. Brouillard

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